___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2012, John Thomas resigned from the Board of Directors of Fuelstream, Inc. (the “Company”).

Also on November 30, 2012, Paul Douglas Major and Thomas McConnell, Jr. were appointed to the Board of Directors of the Company. A summary of Mr. Major’s and Mr. McConnell’s background and business experience is as follows:

Paul Douglas Major (age 60). Since 2006, Mr. Major has been the Chief Executive Officer of Major Consulting Limited, a consulting firm that offers financial solutions to public and private sector entities and high net worth individuals. Prior to 2006, Mr. Major was the Managing Director of Bahamasair from 2000-2005. Mr. Major has extensive finance and banking experience, including serving as Vice President and General Manager of Citibank’s Latin American/Carribean division, and General Manager of the Bahamas Development Bank. Mr. Major has an MBA from the University of Miami, as well as other institutions of higher learning including the School of Banking - New York, Harvard, and the Adam Smith Institute in London.

Thomas McConnell, Jr (age 50). Since 2006, Mr. McConnell has been a Senior Project Manager for Weston Custom Homes, Inc., a builder of luxury homes in Florida, Pennsylvania, and Maryland. Additionally, since 2012, Mr. McConnell has served as the Senior Project Manager for Robert Castellano Building and Design, LLC, a builder of luxury home communities in the eastern United States. From 2006-2008, Mr. McConnell was a Senior Project Manager for Southern Chateaux Homes, Inc. Mr. McConnell is a certified Residential Contractor in the State of Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fuelstream, Inc.

Date: December 4, 2012	By:	/s/ Juan Carlos Ley
Juan Carlos Ley President